Exhibit 99.01

[LOGO]           Cepheid
Cepheid          904 Caribbean Drive
                 Sunnyvale, CA 94089
                 Telephone: 408.541.4191
                 Fax: 408.541.4192

  CONTACTS:

    At the Company:

    John Bishop                           John Sluis
    CEO, Cepheid                          CFO, Cepheid
    408-541-4191                          408-541-4191
    bishop@cepheid.com                    sluis@cepheid.com

    At Financial Relations Board:

    Cynthia Martin                        Tricia Ross
    Media Contact                         Investor/Analyst Information
    312-640-6741                          310-407-6540
    cmartin@financialrelationsboard.com   tross@financialrelationsboard.com.com

For Immediate Release

           Cepheid Reports Fourth Quarter And Fiscal Year 2003 Results

    Fiscal Year 2003 Total Revenues Increase by 26% Driven by 27% Increase in Product Sales while Gross Margin Dollars on Product Sales Increase by 97%

SUNNYVALE, Calif., February 17, 2004 -- Cepheid (NASDAQ: CPHD) today announced financial results for the quarter and year ended December 31, 2003.

Product sales for the quarter ended December 31, 2003 increased 33% to approximately $4.9 million from approximately $3.7 million for the corresponding prior year period while product sales for the year ended December 31, 2003 increased 27% to approximately $15.8 million from $12.4 million for the prior year. The increase in product sales for both the quarter and year ended December 31, 2003 as compared to the corresponding prior year periods was due to the 230% and 110% increase, respectively, in reagent and disposable sales and a 10% and 17% increase, respectively, in instrument sales.

Total revenues for the quarter ended December 31, 2003 increased 14% to approximately $5.3 million compared to approximately $4.7 million for the corresponding prior year period, while total revenues for the year ended December 31, 2003 increased 26% to $18.5 million from $14.7 million for the prior year. The increase in total revenue for both the quarter and year ended December 31, 2003 as compared to the corresponding prior year periods was due primarily to the increase in product sales. Total revenues for the quarter ended December 31, 2003 reflected the successful completion of our contract with USAMRIID. Contract revenue is not considered to be a key component of the ongoing strategic plan and may fluctuate from time to time.

Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and year ended December 31, 2003 increased by 71% and 97%, respectively, as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended December 31, 2003 increased to 55% compared to 43% for the corresponding prior year period and increased to 45% for the year ended December 31, 2003 as compared to 29% for the corresponding prior year period. The increase in gross margin percentage on product sales for the quarter and year ended December 31,

2003 as compared to the corresponding prior year periods is due primarily to manufacturing economies of scale and improved product pricing for both instruments and reagent and disposables. Net loss for the quarter and year ended December 31, 2003 was approximately $4.5 million, or $0.13 per share and $17.5 million, or $0.53 per share, respectively, compared to a net loss of approximately $3.5 million, or $0.11 per share and $19.7 million, or $0.70 per share for the corresponding prior periods.

"The fourth quarter was highlighted by several milestones," stated John Bishop, Cepheid's Chief Executive Officer, "the first was the successful shipment and evaluation of the first article production units of the Northrop Grumman Biohazard Detection system (BDS) for the United States Postal Service (USPS) program which positions the program for expected implementation in the first quarter of 2004."

"Our  second  milestone  was  the   establishment  of  a  strategic   commercial
collaboration program with bioMerieux. Based in Marcy-l'Etoile, France and ranked as the eighth largest biological diagnostics company worldwide,
bioMerieux employs 5,450 people throughout the world. bioMerieux is a major player in the field of in vitro infectious disease diagnostics designing, developing, manufacturing and marketing reagents and automated instruments for medical analyses and cosmetics, and product quality control in the agri-food, cosmetics and pharmaceutical industries.

"Under the program with bioMerieux, Cepheid will receive a total of $15.0 million in up-front and milestone payments in addition to product purchases and royalty payments on end-user GeneXpert test cartridge sales. To date, $5.0 million has been paid by bioMerieux, with an additional $5.0 million due on or before June 30, 2004. The remaining $5.0 will be due as a milestone payment payable at the time of bioMerieux's market release of a product, that utilizes Cepheid technology.

"The program complements the strategic programs of both companies by extending the use of Cepheid's platform technologies to bioMerieux's proprietary Nucleic Acid Sequence-Based Amplification (NASBA) amplification technology while Cepheid continues to develop its position in the Life Science Research, Clinical Genetic Assessment and BioThreat markets with Polymerase Chain Reaction (PCR) amplification technology.

"Our collaboration with Infectio Diagnostics, Inc. (IDI) of Quebec, Canada, was restructured, and the ARIDIA joint venture, a 50/50 partnership between the companies, was dissolved. This was replaced with a new series of agreements which will enable Cepheid and IDI to continue to realize the synergy between our respective technologies while at the same time providing each of us greater flexibility in building and operating our respective businesses. Under the new agreements, Cepheid received non-exclusive worldwide distribution rights to distribute IDI assays for Group B Streptococcus (GBS), methacillin resistant staph areus (MRSA), and vancomycicin resistant enterococcus (VRE), that have been configured for use with our Smart Cycler System. IDI will retain exclusive distribution rights for these assays in Canada. Cepheid also received a non-exclusive, royalty-bearing license to apply IDI proprietary genetic sequences for GBS, MRSA, and VRE in the development and commercialization of our own assays for application to the GeneXpert System. Establishing our own product pipeline is a key strategic objective and this program represents a step forward in that direction.

"Our European subsidiary had a strong fourth quarter performance in the Life Sciences market, and progress continued with the development of the IDI-Group B Strep product in the U.S. clinical market. The Company received two additional patents, and its technology was recognized with awards from Scientific American magazine and Small Times(R) Magazine."

2004 Outlook

Commenting on Cepheid's outlook for 2004, Mr. Bishop stated:

"We are expecting to release a number of new products in our Life Science and Clinical Genetic Assessment markets and to implement phase one of the USPS biothreat program. As a result, we expect our 2004 product sales to be in the range of $42.0 million to $46.0 million, based on the currently expected realization of phase one sales for the USPS program and sales expected from other existing products. Due to the expected March implementation of the BDS deployment and due to seasonal factors, we expect realization of our product sales to be more heavily weighted toward the second half of the year. This guidance does not include any potential product sales, which may result if the USPS elects to initiate the phase two option during 2004. Our gross margin percentage on product sales for 2004 is expected to improve over that achieved for the full year 2003; however, they are not necessarily expected to be as high as the level achieved in the fourth quarter of 2003. We expect our 2004 net loss to be in the range of $10.5 million to $12.5 million or $0.29 to $0.35 per share based on actual weighted average shares outstanding of 35.7 million as of December 31, 2003 which excludes the shares to be issued in our recently priced follow-on offering.

"As of December 31, 2003 the Company had $18.5 million in unrestricted cash. This, in addition to the proceeds from our recently priced follow-on offering which is expected to close on February 18, 2004, is expected to carry the Company to a positive operating cash flow position consistent with our strategic plan."

Conference Call Information

Cepheid's CEO John Bishop and CFO John R. Sluis, will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. Also joining them will be Kurt Petersen, PhD., Cepheid's President and Chief Technical Officer. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-215-6437 (domestic) or 706-679-7393 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through February 17, 2005. A replay of the conference call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through February 24, 2004; the conference ID is 5356343. The replay will be available after 5:30 pm (Eastern).

About Cepheid

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future revenues, gross margin, future net losses and other financial data, Cepheid's cash needs, the status of the USPS BDS program, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the Biohazard Detection System (BDS); the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS, as-built, performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; Cepheid's ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; the performance and market acceptance of the group B streptococcus product; Cepheid's reliance on distributors to market, sell and support its products; the occurrence of unforeseen expenditures, acquisitions or other transactions; Cepheid's success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2002 and "Factors that Might Affect Future Results" in its most recent quarterly reports on Form 10-Q, each filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                                                                   Quarter ended                  Year ended
                                                                                   -------------                  ----------
                                                                                    December 31,                  December 31,
                                                                                    ------------                  ------------
                                                                                2003           2002           2003          2002(1)
                                                                              --------       --------       --------       --------
Revenues:
  Instrument sales .....................................................      $  3,578       $  3,263       $ 13,012       $ 11,075
  Reagents and disposables sales .......................................         1,282            388          2,805          1,338
                                                                              --------       --------       --------       --------
    Total product sales ................................................         4,860          3,651         15,817         12,413
  Contract revenue .....................................................           213              9            638            403
  Grant and government sponsored research revenue ......................           211            993          2,079          1,838
                                                                              --------       --------       --------       --------
       Total revenues ..................................................         5,284          4,653         18,534         14,654
Operating costs and expenses:
  Cost of product sales ................................................         2,195          2,094          8,628          8,766
  Research and development .............................................         3,985          3,778         15,851         16,889
   Selling, general and administrative .................................         3,423          2,261         11,351          8,572
   Collaboration profit sharing ........................................           262             --            262             --
   Restructuring expenses ..............................................            --            (17)            --            245
                                                                              --------       --------       --------       --------
       Total operating costs and expenses ..............................         9,865          8,116         36,092         34,472
                                                                              --------       --------       --------       --------
Loss from operations ...................................................        (4,581)        (3,463)       (17,558)       (19,818)
Other income (expense) .................................................            61            (12)            27             77
                                                                              --------       --------       --------       --------
Net loss ...............................................................      $ (4,520)      $ (3,475)      $(17,531)      $(19,741)
                                                                              ========       ========       ========       ========
Net loss per share, basic and diluted ..................................      $  (0.13)      $  (0.11)      $  (0.53)      $  (0.70)
                                                                              ========       ========       ========       ========
Shares used in computing net loss per share, basic and diluted .........        35,679         30,784         33,367         28,203
                                                                              ========       ========       ========       ========

(1) The income statement for the year ended December 31, 2002 has been derived from the audited financial statements which are included in the Company's Form 10-K filed with the Securities and Exchange Commission.

                                     CEPHEID

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS

                                                      December 31,  December 31,
                                                         2003         2002 (2)
                                                       --------       --------
                                                            (unaudited)
Current assets:
  Cash and cash equivalents .........................  $ 18,510       $ 14,505
  Restricted cash ...................................       688          2,296
  Accounts receivable ...............................     3,504          3,044
  Collaboration receivable ..........................     5,000             --
  Inventory .........................................     5,088          3,850
  Prepaid expenses and other current assets .........       650            352
                                                       --------       --------
          Total current assets ......................    33,440         24,047
  Property and equipment, net .......................     8,071          6,144
  Other assets ......................................        47             --
                                                       --------       --------
          Total assets ..............................  $ 41,558       $ 30,191
                                                       ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..................................  $  1,823       $  2,367
  Accrued compensation ..............................     1,604          1,171
  Accrued other liabilities .........................     2,350          1,963
  Current portion of deferred revenue ...............     3,239            129
  Current portion of equipment financing ............     1,897          1,423
  Current portion of bank loan payable ..............        --             32
                                                       --------       --------
          Total current liabilities .................    10,913          7,085
Equipment financing, less current portion ...........     1,978          1,629
Bank loan payable, less current portion .............        --            364
Long term portion of deferred revenue ...............     8,095             --
Deferred rent .......................................       497            355

Shareholders' equity:
  Preferred stock ...................................        --             --
  Common stock ......................................    92,694         75,928
  Additional paid-in capital ........................     7,501          7,505
  Deferred stock-based compensation .................        --           (103)
  Accumulated foreign exchange
     translation adjustment .........................       (13)             4
  Accumulated deficit ...............................   (80,107)       (62,576)
                                                       --------       --------
          Total shareholders' equity ................    20,075         20,758
                                                       --------       --------
          Total liabilities and shareholders'
            equity ..................................  $ 41,558       $ 30,191
                                                       ========       ========

(2)The balance sheet at December 31, 2002 has been derived from the audited financial statements which are included in the Company's Form 10-K filed with the Securities and Exchange Commission.

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